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                                                                    EXHIBIT 23.7

                        CONSENT OF MERRILL LYNCH, PIERCE
                          FENNER & SMITH INCORPORATED

The Board of Directors
Insituform Technologies, Inc.
1770 Kirby Parkway - Suite 300
Memphis, TN 38738

Dear Members of the Board:

     We hereby consent to the use of our opinion letter dated September   ,
1995, to the Board of Directors of Insituform Technologies, Inc. ("ITI"), included as Annex B to the Joint Proxy Statement/Prospectus of ITI and Insituform Mid-America, Inc. ("IMA"), which forms a part of the Registration Statement dated September 15, 1995, on Form S-4 relating to the proposed merger into and with IMA and ITI Acquisition Corp., a wholly-owned subsidiary of ITI, and to the references therein to such opinion and to our oral opinion delivered on May 22, 1995, and to the inclusion of the summary of and the reference to such opinions therein, and to the reference to our firm therein.

     In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                          By: /s/  M.S. KOENCHE

                                            ------------------------------------
September 15, 1995